Exhibit 10.1

EXECUTION

ALION SCIENCE AND TECHNOLOGY CORPORATION

PROPOSED REFINANCING

SUMMARY OF PRINCIPAL AMENDED TERMS

July 22, 2014

This term sheet (the “Term Sheet”) sets forth certain principal terms and conditions upon which ASOF II Investments, LLC (“ASOF”) and Phoenix Investment Adviser LLC (“Phoenix”, and together with ASOF, the “Supporting Noteholders”) will extend their commitment to support the proposed refinancing (the “Refinancing”) of the outstanding indebtedness of Alion Science and Technology Corporation (together with its affiliates and subsidiaries (where applicable), the “Company”).  All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in that certain Amended and Restated Refinancing Support Agreement (the “RSA”), dated May 2, 2014, by and between the Company and the Supporting Noteholders.  All other terms of the RSA and the Registration Statement shall remain in place except as modified herein.  This Term Sheet is an agreement among the parties for the modification and amendment of the RSA and the Registration Statement.  Upon and following execution of this Term Sheet by the Company and the Supporting Noteholders, should there by any inconsistency between this Term Sheet and the terms of the RSA, this Term Sheet shall govern, and any such inconsistency shall be construed in the light most favorable to the Supporting Noteholders.

New First Lien Term Loan

The New First Lien Term Loan shall be on terms that are consistent with the terms set forth on Exhibit A, unless otherwise agreed to by the Supporting Noteholders and the Company, and in form and substance satisfactory to the Supporting Noteholders and the Company. The maximum All-In Yield requirement shall be stricken from the RSA.

New Revolving Facility

The Company’s borrowings under the New Revolving Facility on the Closing Date shall be subject to the Permitted Revolver Draw limitation as provided in the RSA. Subject to receipt by the Supporting Noteholders of an updated cash forecast and other backup from the Company, the Supporting Noteholders are willing to consider and will confirm in writing removal of the Permitted Revolver Draw limitation.

Tender/Exchange Offer

The Company shall file a new registration statement under the Securities Act of 1933 as soon as possible with the objective to file no later than July 25, 2014. The prospectus in respect of the new registration statement will be used in accordance with Rule 429 of the rules promulgated pursuant to the Securities Act of 1933 (the “Rules”) as the amended and restated prospectus in respect of the existing effective Registration Statement.

The Refinancing shall be completed using the existing Tender/Exchange Offer currently set to expire on July 24, 2014 in lieu of commencing a new offer. The Company shall pre-commence the

Refinancing in accordance with Rule 162. The amended and restated Registration Statement will provide that tendering holders will have the right to withdraw their tenders.

The Company must include the Supporting Noteholders or their counsel in all communications with the staff of the SEC with respect to the registration statements and the combined prospectus (including any amendment or supplement thereto). In addition, the Company must provide the Supporting Noteholders (and their counsel) with reasonable opportunity to review and comment on any proposed written communications (including by e-mail) with the staff of the SEC regarding the registration statements and the combined prospectus (including any amendment or supplement thereto) or any comments of the staff of the SEC to the registration statement and the combined prospectus (including any amendment or supplement thereto).

Minimum Tender Condition	The Minimum Condition for the Tender/Exchange Offer shall be 90%, or such lesser percentage as determined by the Supporting Noteholders.

Outside Date	The Outside Date for the closing of the Refinancing shall be September 30, 2014.

Second Lien Term Loan, New Penny Warrants to Purchase 12.5% of the Outstanding Common Stock of the Company, New Series A Preferred Stock of the Company

The initial principal amount of the New Second Lien Term Loan shall be increased from $50,000,000 to $70,000,000. Of the aggregate $70,000,000 principal amount of the New Second Lien Term Loan, $55,000,000 shall be funded by ASOF and $15,000,000 shall be funded by Phoenix. The New Second Lien Term Loan shall accrue interest at a rate of 14.25% per annum, which shall be capitalized and added to the principal at the end of each quarter.

In consideration for the New Second Lien Term Loan in the amount of $70,000,000:

(x) ASOF shall receive (i) additional Penny Warrants to purchase 9.82% of the outstanding Common Stock of the Company, (ii) 55 shares of Series A Preferred Stock and (iii) the ASOF Incremental Second Lien Extension Fee; and

(y) Phoenix shall receive (i) additional Penny Warrants to purchase 2.68% of the outstanding Common Stock of the Company, (ii) 15 shares of Series A Preferred Stock and (iii) the Phoenix Second Lien Commitment Fee (each as defined and described below).

The ASOF Incremental Second Lien Extension Fee, the Phoenix

Second Lien Commitment Fee, the issuance of the Penny Warrants to the Supporting Noteholders and the issuance of the Series A Preferred Stock to the Supporting Noteholders shall be in addition to any and all fees, including any commitment fees, extension fees or ticking fees, paid or to be paid under the RSA, which fees shall remain due and payable as set forth in the RSA.

Penny Warrants to Purchase 12.5% of the Outstanding Common Stock of the Company

The Penny Warrants to be issued to ASOF and Phoenix in consideration for the New Second Lien Term Loan shall be identical to the Penny Warrants to be issued in the Tender/Exchange Offer, and shall be subject to the terms of the Warrant Agreement, as modified by this Term Sheet. The aggregate amount of Penny Warrants to be issued in connection with the Refinancing will entitle holders to purchase 40% of the Company’s outstanding Common Stock, on a fully diluted basis. The Penny Warrants shall not be subject to dilution.

Series A Preferred Stock of the Company

The 1 share of Series A Preferred Stock shall no longer be distributed to the Warrant Agent. Instead, the number of authorized and issued shares of Series A Preferred Stock will be increased from 1 to 70, and all of the 70 shares of Series A Preferred Stock will be distributed directly to the Supporting Noteholders, with 55 shares to be distributed to ASOF and 15 shares to be distributed to Phoenix. The Series A Preferred Stock shall not be redeemable by the Company. The Series A Preferred Stock to be distributed to the Supporting Noteholders shall have all of the rights and protections that were contained in the 1 share of Series A Preferred Stock that was to be distributed to the Warrant Agent, except as otherwise specifically modified herein. The holder or holders of a majority of the Series A Preferred Stock shall have at all times the right to appoint a majority of the members of the Board.

The certificate of designations for the Series A Preferred Stock and the Company’s charter and by-laws shall provide that with respect to any and all matters on which there is a shareholder vote, there shall be a class vote of the Series A Preferred Stock, and the affirmative vote of the majority of the shares of Series A Preferred Stock outstanding shall be both necessary and sufficient to approve all such matters for all or any classes or series of shareholders, including, without limitation, for matters relating to (i) a sale of all or substantially all of the Company’s assets or business, (ii) a liquidation or dissolution of the Company, (iii) a merger, consolidation, recapitalization, restructuring or reclassification of the Company, (iv) a change to the size or composition of the Board as then set forth in the Organizational Documents, (v) amendments to the Organizational Documents, (vi) amendments to the certificate of designations for the Series A Preferred Stock, or (vii) any matter or action that affects in any way the Series A Preferred Stock. The vote of the majority of the Series A Preferred Stock shall be deemed to be the vote of a majority of all voting stock of the Company. The entire voting power of the Series A Preferred Stock shall be exercised as directed by the holders of a majority of the Series A Preferred Stock outstanding. Written consent of the majority of the Series A Preferred Stock shall be permitted. The Series A Preferred Stock is a separate and detachable security from the Penny Warrants.

ASOF Incremental Second Lien Extension Fee and Phoenix Second Lien Commitment Fee

As further consideration for the $70,000,000 New Second Lien Term Loan:

•                  ASOF shall receive a fee, payable in cash, in an amount equal to $2,200,000 (the “ASOF Incremental Second Lien Extension Fee”), which shall be payable in two installments as follows: (i) $1,100,000 payable on July 31, 2014 and (ii) if the closing of the Refinancing has not yet occurred, $1,100,000 payable on September 15, 2014. The ASOF Incremental Second Lien Extension Fee shall be deemed fully earned upon execution of this Term Sheet.

•                  Phoenix shall receive a fee, payable in cash, in an amount equal to $600,000 (the “Phoenix Second Lien Commitment Fee”), which shall be payable in two installments as follows: (i) $300,000 payable on July 31, 2014 and (ii) if the closing of the Refinancing has not yet occurred, $300,000 payable on September 15, 2014. The Phoenix Second Lien Commitment Fee shall be deemed fully earned upon execution of this Term Sheet.

The $2,500,000 Second Lien Commitment Fee that would be due to ASOF under the RSA shall not be due and payable due to Phoenix’s participation in the New Second Lien Term Loan. The Second Lien Commitment Fee shall be revised such that it is payable if any person other than ASOF or Phoenix is a lender under the Second Lien Term Loan or following termination of the RSA other than as a result of a breach by ASOF.

New Third Lien Notes

The New Third Lien Notes shall bear interest as follows:

•                  an amount accruing at an annual rate of 5.5% shall be payable in cash, and

•                  an amount accruing at an annual rate of 9.75% (which shall increase by 0.5% on each of the fourth anniversary and fifth anniversary of the Closing Date) shall be capitalized and added to the principal.

Increase in Amount of Penny Warrants to be Issued to Exchanging Noteholders and Elimination of Cash Warrants

The amount of Common Stock issuable upon exercise of the Penny Warrants to be issued to holders of Existing Unsecured Notes who participate in the Tender/Exchange Offer shall be increased from 12.5% to 27.5% of the Company’s outstanding Common Stock, on a fully diluted basis. There shall be no Cash Warrants issued in connection with the Refinancing.

Amendments to Warrant Agreement and Stockholders’ Agreement	The Warrant Agreement and Stockholders’ Agreement shall be amended to remove the following: • Drag-Along Rights • Tag-Along Rights • Information Rights • Any and all voting rights for Warrant holders

Incentive Plan

Following consummation of the Refinancing, the Company will put in place a stock incentive plan for management and key employees of the Company (the “Incentive Plan”). Grants under the Incentive Plan will be made from time to time by the post-Refinancing Board, on terms and conditions to be determined by the post-Refinancing Board in consultation with management. Shares of Common Stock or other equity interests in the Company issued pursuant to the terms of the Incentive Plan shall not trigger anti-dilution adjustments under the terms of the Warrant Agreement.

Representations, Warranties and Covenants

The Company hereby confirms that it is in compliance with all covenants in the RSA and that all of the representations and warranties in the RSA are true and correct as of the execution this Term Sheet. The Company hereby confirms that neither the Company nor any of its subsidiaries are in default under any Indebtedness.

Supporting Noteholder Fees and Expenses

Upon execution this Term Sheet, the Company shall, by wire transfer of immediately available funds, pay all invoiced and outstanding Supporting Noteholder Fees and Expenses. Such payment shall be a condition to the effectiveness of this Term Sheet.

Documentation	All changes to the documentation for the Refinancing shall be consistent with this Term Sheet and only made with the approval of the Supporting Noteholders.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Term Sheet as of the date first above written.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi
Name:	Bahman Atefi
Title:	Chairman and Chief Executive Officer

ASOF II INVESTMENTS, LLC

By:	/s/ Lawrence A. First
Name:	Lawrence A. First
Title:	Managing Director

Notice Information

Address:	299 Park Avenue, 34th Floor New York, NY 10171
Attention:	Eric L. Schondorf
Facsimile:	(212) 697-5524
Email:	eschondorf@american-securities.com

PHOENIX INVESTMENT ADVISER, LLC

By:	/s/ Jeffrey Peskind
Name:	Jeffrey Peskind
Title:	Chief Investment Officer

Notice Information

Address:	420 Lexington Avenue, Suite 2040 New York, NY 10170
Attention:	Jeffrey Peskind
Facsimile:	(212) 359-6210
Email:	jlpeskind@phoenixinvadv.com

[Signature Page to Term Sheet]

Exhibit A

Terms of New First Lien Loan

1 PRIVATE & CONFIDENTIAL $285 million 1st Lien Term Loan Borrower . Alion Science & Technology Corporation (the “Borrower”) Amount . $110mm Term Loan A . $175mm Term Loan B Tenor . 4.0 years . 5.0 years Indicative Pricing . L + 700 . L + 1000 LIBOR Floor . 1.0% . 1.0% OID . 98.0 . 97.0 Amortization . $15mm / $25mm / $25mm / Bullet . 1% per annum Mandatory Repayments . N/A . Mandatory Repayments to include: — 100% Excess Cash Flow on the First Lien — 100% of certain specified Asset Sales and Insurance Proceeds — 100% of Debt Incurrence (other than permitted debt incurrence) Call Protection . 103, 102, 101 . 105, 103, 102, 101 First Out Revolver . $65mm First-Out Revolver . L + 475 Permitted 2nd Lien Term Loan . $70mm 2nd Lien . 14.25% PIK for life Permitted 3rd Lien . Up to $235mm, subject to exchange threshold (expected is ~$213mm) . 5.5% cash + 9.75% (0.5% increase in years 5 & 6) Minimum Exchange Threshold . 90% Negative Covenants . The Facilities will contain negative covenants with customary baskets/carve-outs to be agreed, including limitations on asset sales, liens, debt incurrence, investments and transactions with affiliates, mergers, acquire assets, restricted payments, operational flexibility, etc. (all such limited carve outs and baskets shall be consistent with normal course operations of the company) Financial Covenants . Minimum EBITDA of $50mm (with equity or 2nd lien debt cure); customary 3rd lien payment blockages to be addressed in Intercreditor Agreement Conditions Precedent . To include: — Satisfactory minimum exchange threshold achieved — Payment of structuring fee — Satisfactory credit documentation 1st Lien Term Loan Indicative Terms & Conditions